Exhibit 99.1

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

Combined Financial Statements

For the Fiscal Years Ended

February 2, 2019 and February 3, 2018

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

Tel: 312-856-9100 Fax: 312-856-1379 www.bdo.com	330 N. Wabash Avenue, Suite 3200 Chicago, IL 60611

Independent Auditor’s Report

To the Stockholders of Sears Outlet Stores, L.L.C., Leasing Operations, LLC and Outlet Merchandise, LLC

Sears Outlet Stores (a carve-out business of Sears Hometown and Outlet Stores, Inc.)

Hoffman Estates, Illinois

We have audited the accompanying combined financial statements of Sears Outlet Stores (a carve-out business of Sears Hometown and Outlet Stores, Inc.), which comprise the combined balance sheets as of February 2, 2019 and February 3, 2018, and the related combined statements of operations, changes in equity, and cash flows for the fiscal years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Sears Outlet Stores (a carve-out business of Sears Hometown and Outlet, Inc.) as of February 2, 2019 and February 3, 2018, and the results of its operations and its cash flows for the fiscal years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 1, on October 23, 2019, Sears Hometown and Outlet Stores, Inc. completed the sale of Sears Outlet Stores (a carve-out business of Sears Hometown and Outlet, Inc.) including substantially all of the assets and liabilities to Franchise Group Newco S, LLC, an indirect subsidiary of Franchise Group, LLC. Our opinion is not modified with respect to this matter.

Chicago, Illinois

January 7, 2020

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

COMBINED STATEMENTS OF OPERATIONS

In thousands	Year ended February 2, 2019	Year ended February 3, 2018
NET SALES	$495,274	$543,856
COSTS AND EXPENSES
Cost of sales and occupancy	361,413	440,876
Selling and administrative	124,876	143,859
Impairment of property and equipment	1,082	—
Depreciation and amortization	6,171	7,661
Gain on sale of assets	(1,358)	—

Total costs and expenses	492,184	592,396

Operating income (loss)	3,090	(48,540)
Interest expense	(6,054)	(2,508)
Other income	163	704

Loss before income taxes	(2,801)	(50,344)
Income tax expense (benefit)	263	(108)

NET LOSS	$(3,064)	$(50,236)

See Notes to Combined Financial Statements.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

COMBINED BALANCE SHEETS

In thousands	February 2, 2019	February 3, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$445	$470
Accounts and franchisee receivables, net	2,026	1,282
Merchandise inventories	98,237	99,749
Due from Parent	2,318	2,533
Prepaid expenses and other current assets	7,983	5,773

Total current assets	111,009	109,807

PROPERTY AND EQUIPMENT, net	16,902	22,409
OTHER ASSETS, net	458	3,647

TOTAL ASSETS	$128,369	$135,863

LIABILITIES
CURRENT LIABILITIES
Payable to related party	$2,843	$4,217
Accounts payable	16,437	11,507
Other current liabilities	24,417	18,350

Total current liabilities	43,697	34,074
OTHER LONG-TERM LIABILITIES	1,600	1,680

TOTAL LIABILITIES	45,297	35,754
COMMITMENTS AND CONTINGENCIES
EQUITY
Net Parent investment	83,072	100,109

TOTAL LIABILITIES AND EQUITY	$128,369	$135,863

See Notes to Combined Financial Statements.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

COMBINED STATEMENTS OF CHANGES IN EQUITY

In thousands	Net Parent Investment
Balance at January 28, 2017	$113,173
Net loss	(50,236)
Transfers from Parent	37,172

Balance at February 3, 2018	100,109
Net loss	(3,064)
Transfers to Parent	(13,469)
Cumulative effect adjustment from adoption of new revenue recognition standard	(504)

Balance at February 2, 2019	$83,072

See Notes to Combined Financial Statements.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

COMBINED STATEMENTS OF CASH FLOWS

In thousands	Year ended February 2, 2019	Year ended February 3, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,064)	$(50,236)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,171	7,661
Gain on the sale of assets	(1,358)	—
Impairment of property and equipment	1,082	—
Provision for losses on franchisee receivables	2,839	7,561
Changes in operating assets and liabilities:
Accounts and franchisee receivables	(3,583)	(4,665)
Merchandise inventories	1,512	23,395
Payable to related party	(1,374)	(11,285)
Accounts payable	4,930	(3,076)
Store closing accrual	(2,967)	2,546
Customer deposits	971	799
Due from Parent	215	1,316
Other operating assets and liabilities, net	6,383	(6,186)

Net cash provided by (used in) operating activities	11,757	(32,170)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property	2,837	—
Purchases of property and equipment	(1,482)	(4,750)

Net cash provided by (used in) investing activities	1,355	(4,750)

CASH FLOWS FROM FINANCING ACTIVITIES
(Distributions to) contributions from Parent, net	(13,469)	37,172
Net borrowings from capital lease obligations	332	—

Net cash (used in) provided by financing activities	(13,137)	37,172

NET CHANGE IN CASH AND CASH EQUIVALENTS	(25)	252
CASH AND CASH EQUIVALENTS - Beginning of period	470	218

CASH AND CASH EQUIVALENTS - End of period	$445	$470

See Notes to Combined Financial Statements.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

NOTE 1—BACKGROUND, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Background

Sears Outlet Stores, (“SOS,” the “Company,” “we,” “our,” or “us”) is a carve-out business of Sears Hometown and Outlet Stores, Inc. (“SHO” or “Parent”) which combines the accounts of Sears Outlet Stores, L.L.C., Leasing Operations, LLC, and Outlet Merchandise, LLC. On April 23, 2012, SHO was formed as a wholly owned subsidiary of Sears Holdings, and on October 11, 2012, Sears Holdings completed the separation of SHO. On October 23, 2019, SHO completed the sale of the Company, including substantially all of the assets and liabilities to Franchise Group Newco S, LLC (the “Purchaser”), an indirect subsidiary of Franchise Group, LLC (formerly known as Liberty Tax, Inc.), pursuant to the Equity and Asset Purchase Agreement, dated as of August 27, 2019.

The Company is a national retailer primarily focused on providing customers with in-store and online access to purchase, at prices that are significantly lower than list prices, new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, apparel, mattresses, lawn and garden equipment, sporting goods and tools.

As of February 2, 2019, we operated 14 distribution centers and 123 Sears Outlet retail stores in the United States including one distribution center and store in Puerto Rico. Our independent franchisees operated five of our Sears Outlet retail stores. The business model and economic structure of the franchisee operated stores, which are independently owned, are substantially similar to Company-operated stores in many respects. The Company requires all of the stores to operate under specified circumstances according to the Company’s standards. Stores must display the required merchandise, offer all required products and services, and use the Company’s point of sale system. Also, the Company has the right to approve advertising and promotional and marketing materials and imposes specified advertising requirements on the owners. The Company owns the merchandise, establishes all selling prices for the merchandise, and bears general inventory risk (with specific exceptions) until sale of the merchandise and if the customer returns the merchandise. In addition, because each transaction is recorded in the Company’s point of sale system, the Company bears customer credit risk. The Company establishes a commission structure for stores operated by our franchisees and pays commissions when our franchisees sell the merchandise and services. Several of the primary differences between Company-operated stores and franchisee-operated stores are that (1) the Company is responsible for occupancy and payroll costs associated with Company-operated stores while our franchisees are responsible for these costs for their stores, (2) the Company is responsible for all terms and conditions of employment for the employees in the Company-operated stores and our franchisees are responsible for all terms and conditions of employment for the employees in their stores, and (3) we pay commissions to our franchisees.

We also operated eight Buddy’s Home Furnishings stores where we are a franchisee, enabling us to benefit from Buddy’s expertise and system infrastructure in the rent-to-own business which we own the inventory that we rent to our customers.

Basis of Presentation

Stand-alone financial statements have not been historically prepared for the Company. The accompanying Combined Financial Statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These Combined Financial Statements are presented as carve-out financial statements and reflect the combined historical results of operations, balance sheets and cash flows of the Company. All intercompany balances and transactions within the Company have been eliminated in these Combined Financial Statements. As described in Note 7 Related Party Agreements and Transactions, certain transactions between the Company and our Parent have been included in these Combined Financial Statements.

The Combined Balance Sheets reflect, among other things, all the assets and liabilities of the Company that are specifically identifiable as being directly attributable to the Company, including net Parent investment as a component of equity. Net Parent Investment represents our Parent’s historical investment in the Company and includes accumulated net earnings (loss) attributable to our Parent, the net effect of certain transactions with our Parent and our Parent’s subsidiaries, and cost allocations from our Parent that were not historically allocated to the Company.

SHO uses a centralized approach to cash management and financing of its operations. These arrangements are not reflective of the manner in which the Company would have financed its operations had it been a stand-alone business separate from SHO during the periods presented. Cash pooling arrangements are excluded from the asset and liability balances in the Combined Balance Sheets. These amounts have instead been reported as Net Parent Investment.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

SHO and its subsidiaries provide a variety of services to the Company. The Combined Statements of Operations includes expense allocations for services and certain support functions that are provided on a centralized basis within SHO such as legal, information technology, human resources, corporate audit, treasury and various other SHO corporate functions that are allocated to the Company and reflected in the Combined Statements of Operations within total costs and expenses. Where allocations of amounts were necessary, the Company believes the allocation of these amounts were determined on a reasonable basis, reflecting all of the costs of the Company, and consistently applied in the periods presented. These allocated amounts, however, are not necessarily indicative of the actual amounts that might have been incurred or realized had the Company operated as a separate stand-alone entity during the periods presented. Consequently, these Combined Financial Statements do not necessarily represent the results the Company would have achieved if the Company had operated as a separate stand-alone entity from SHO during the periods presented.

As noted above, the Company depends on SHO to provide all key products and services to the Company and SHO depends on Transform Holdco (Sears Holdings prior to Transform Holdco acquiring most of the operating assets and assuming the related operative agreements and obligations of Sears Holdings from bankruptcy in mid-February 2019) for most of its key products and services. Consequently, if Transform Holdco is unwilling, unable, or otherwise fails to provide these key products and services or if Transform Holdco’s brands are impaired, the Company could be materially and adversely affected. These key products and services include:

•

inventory procurement, including KCD (KENMORE®, CRAFTSMAN®, and DIEHARD®) products and other products, which collectively account for a majority of SHO’s revenue. For the fiscal year ended February 2, 2019, products which SHO acquired through Transform Holdco (Sears Holdings prior to mid-February 2019) accounted for approximately 78% of SHO’s merchandise purchases,

•	logistical, supply chain, and inventory support services,

•	online, computer and information technology infrastructure (including the point-of-sale system used by the Company and dealers and franchisees), and support,

•	use of the Sears brand name and other intellectual property owned by Transform Holdco.

The Company has evaluated for subsequent events through to the date the Combined Financial Statements were available to be issued as at January 7, 2020.

Variable Interest Entities

On an ongoing basis the Company evaluates its business relationships, such as those with its franchisees, to identify potential variable interest entities. Generally, these businesses qualify for a scope exception under the consolidation guidance, or, where a variable interest exists, the Company does not possess the power to direct the activities that most significantly impact the economic performance of these businesses. The Company has not consolidated any of such entities in the periods presented.

SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year

Our fiscal years end on the Saturday closest to January 31. Unless otherwise stated, references to specific years in these notes are to fiscal years. The following fiscal periods are presented herein.

Fiscal Year	Ended	Weeks
2018	February 2, 2019	52
2017	February 3, 2018	53

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. The estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors that management believes to be reasonable under the circumstances. Adjustments to estimates and assumptions are made when facts and circumstances dictate. As future events and their effects cannot be determined with absolute certainty, actual results may differ from the estimates used in preparing the accompanying financial statements. Significant estimates and assumptions are required as part of determining inventory and accounts and franchisee receivables valuation, estimating depreciation and recoverability of long-lived assets, establishing insurance, warranty, legal and other reserves, performing long-lived asset impairment analysis, and establishing valuation allowances on deferred income tax assets and reserves for tax examination exposures.

Cash and Cash Equivalents

Cash equivalents include deposits in-transit from banks for payments related to third-party credit card and debit card transactions.

Under SHO’s cash management system, the Company utilizes available borrowings from the Parent, on an as-needed basis, to fund the clearing of checks as they are presented for payment. As of February 2, 2019 and February 3, 2018, outstanding deposits totaling $2.3 million and $2.5 million, respectively, were included in Due from Parent in the Combined Balance Sheets.

Allowance for Doubtful Accounts

We provide an allowance for doubtful accounts based on both historical experience and a specific identification basis. Allowances for doubtful accounts on accounts and franchisee receivable balances were $1.3 million and $3.1 million at February 2, 2019 and February 3, 2018, respectively. Our accounts receivable balance is comprised of various vendor-related and customer-related accounts receivable. Our franchisee receivable balance is comprised of promissory notes that relate primarily to the sale of assets for our franchised locations.

The Company provides an allowance for losses on franchisee receivables (which consist primarily of franchisee promissory notes) in an amount equal to estimated probable losses net of recoveries. The allowance is based on an analysis of expected future write-offs, existing economic conditions, and an assessment of specific identifiable franchisee promissory notes and other franchisee receivables considered at risk or uncollectible. The expense associated with the allowance for losses on franchisee receivables is recognized as selling and administrative expense. As of February 2, 2019, all franchisee receivables have been fully reserved.

Merchandise Inventories

Merchandise inventories are valued at the lower of cost or market. Merchandise inventories are valued under the retail inventory method, or “RIM,” using primarily a last-in, first-out, or “LIFO,” cost-flow assumption.

Inherent in RIM calculations are certain significant management judgments and estimates including, among others, merchandise markons, markups, markdowns, and shrinkage, which significantly impact the ending inventory valuation at cost and resulting gross margins. The methodologies utilized by us in our application of RIM are consistent for all periods presented. Such methodologies include the development of the cost-to-retail ratios, the groupings of homogeneous classes of merchandise, the development of shrinkage and obsolescence reserves, the accounting for price changes, and the computations inherent in the LIFO adjustment (where applicable). Management believes that RIM provides an inventory valuation that reasonably approximates cost and results in carrying inventory at the lower of cost or market.

In connection with our LIFO calculation, we estimate the effects of inflation on inventories by utilizing external price indices determined by the U.S. Bureau of Labor Statistics. If we had used the first-in, first-out, or “FIFO” method of inventory valuation instead of the LIFO method, merchandise inventories would have been insignificantly higher at February 2, 2019 and February 3, 2018.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

Vendor Rebates and Allowances

We receive rebates and allowances from vendors through a variety of programs and arrangements intended to offset the costs of promoting and selling the vendors’ products. In addition, Transform Holdco (Sears Holdings prior to February 11, 2019) allocates a portion of the rebates and allowances it receives from vendors based on shipments to or sales of the related products to the Company. Vendor payments are recognized and recorded as a reduction to the cost of merchandise inventories when earned and, thereafter, as a reduction of cost of sales and occupancy as the merchandise is sold. Up-front consideration received from vendors linked to purchases or other commitments is initially deferred and amortized ratably to cost of sales and occupancy over the life of the contract or as performance of the activities specified by the vendor to earn the fee is completed.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Additions and substantial improvements are capitalized and include expenditures that materially extend the useful lives of existing facilities and equipment. Maintenance and repairs that do not materially improve or extend the lives of the respective assets are expensed as incurred.

Property and equipment consist of the following:

In thousands	February 2, 2019	February 3, 2018
Land	$409	$512
Buildings and improvements	30,517	33,329
Furniture, fixtures and equipment	16,438	20,014
Construction in progress	1,056	1,016
Capitalized leases	436	—

Total property and equipment	48,856	54,871
Less: accumulated depreciation	(31,954)	(32,462)

Total property and equipment, net	$16,902	$22,409

Depreciation expense is recorded over the estimated useful lives of the respective assets using the straight-line method for financial statement purposes and accelerated methods for tax purposes. The range of lives are generally 15 to 25 years for buildings, 3 to 10 years for furniture, fixtures, and equipment, and 3 to 5 years for computer systems and equipment. Leasehold improvements are depreciated over the shorter of the associated lease term or the estimated useful life of the asset. Total depreciation expense was $6.0 million and $6.4 million, for fiscal years 2018 and 2017, respectively.

Impairment of Long-Lived Assets and Costs Associated with Exit Activities

In accordance with accounting standards governing the impairment or disposal of long-lived assets, the carrying value of long-lived assets, including property and equipment, is evaluated whenever events or changes in circumstances indicate that a potential impairment has occurred. Factors that could result in an impairment review include, but are not limited to, a current period cash flow loss combined with a history of cash flow losses, current cash flows that may be insufficient to recover the investment in the property over the remaining useful life, or a projection that demonstrates continuing losses associated with the use of a long-lived asset, significant changes in the manner of use of the assets, or significant changes in business strategies. An impairment loss is recognized when the estimated undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value as determined based on quoted market prices or through the use of other valuation techniques. We recorded impairment charges with respect to long-lived assets of $1.1 million in fiscal year 2018, included in Impairment of property and equipment in the accompanying Combined Statements of Operations. No impairment charges were recorded in fiscal 2017.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

We account for costs associated with location closings in accordance with accounting standards pertaining to accounting for costs associated with exit or disposal activities and compensation. When management makes a decision to close a location, we record a reserve as of that date for the expected inventory markdowns associated with the closing. We also record a liability for future lease costs (net of estimated sublease income) when we cease to use the location. As of February 2, 2019 and February 3, 2018, this liability was approximately $0.2 million and $3.2 million, respectively. See Note 8.

Leases

We lease certain stores, office facilities, computers and transportation equipment. The determination of operating and capital lease obligations is based on the expected durations of the leases and contractual minimum lease payments specified in the lease agreements. For certain stores, amounts in excess of these minimum lease payments are payable based upon a specified percentage of sales. Contingent rent is accrued during the period it becomes probable that a particular store will achieve a specified sales level thereby triggering a contingent rental obligation. Certain leases also include an escalation clause or clauses and renewal option clauses calling for increased rents. Where the lease contains an escalation clause or concession such as a rent holiday, rent expense is recognized using the straight-line method over the term of the lease. We recorded rent expense for operating leases in fiscal years 2018 and 2017 of $36.3 million and $46.8 million, respectively, included in Cost of sales and occupancy in the accompanying Combined Statements of Operations.

We have subleases with Transform Holdco (as assignee) for three locations. We had rent expense paid to Sears Holdings (Transform Holdco after February 11, 2019) of $0.6 million and $1.1 million in fiscal years 2018 and 2017, respectively.

Minimum lease obligations excluding taxes, insurance and other expenses under the operating lease in effect as of February 2, 2019 are as follows:

Fiscal Year (in thousands)	Operating Leases
2019	$35,591
2020	31,369
2021	25,169
2022	18,262
2023	9,351
Thereafter	4,374

Total Minimum Lease Payments	124,116
Less - Sublease Income on Leased Properties	(2,979)

Net Minimum Lease Payments	$121,137

Insurance Programs

Our Parent maintains its own insurance arrangements with third-party insurance companies for exposures incurred for a number of risks including worker’s compensation and general liability claims. In fiscal years 2018 and 2017, the Company recorded insurance expense of $0.6 million and $0.3 million, respectively, which was allocated to the Company consistent with the allocations discussed in Notes 1 and 7.

Loss Contingencies

We account for contingent losses in accordance with accounting standards pertaining to loss contingencies. Under accounting standards, loss contingency provisions are recorded for probable losses at management’s best estimate of a loss; or when a best estimate cannot be made, a minimum loss contingency amount is recorded. These estimates are often initially developed substantially earlier than the ultimate loss is known, and the estimates are refined each accounting period as additional information is known.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

Revenue Recognition

Revenues from contracts with customers include sales of merchandise, commissions on merchandise sales made through www.sears.com, Company websites, services and extended-service plans, financing programs, and delivery and handling revenues related to merchandise sold. Revenue is measured based on the amount of fixed consideration that we expect to receive, reduced by estimates for variable consideration such as returns. Revenue also excludes any amounts collected from customers and remitted or payable to governmental authorities. In arrangements where we have multiple performance obligations, the transaction price is allocated to each performance obligation using the relative stand-alone selling price.

We recognize revenues from retail operations upon the transfer of control of goods to the customer. We satisfy our performance obligations at the point of sale for retail store transactions and upon delivery for online transactions. We defer revenue for retail store and online transactions including commissions on extended-service plans, where we have received consideration but have not transferred control of the goods to the customer at the end of the period. The performance obligation is generally satisfied in the following reporting period. The balance of deferred revenue was $2.2 million and $1.2 million at February 2, 2019 and February 3, 2018, respectively. The change in deferred revenue represents revenue recognized during fiscal year 2018.

We recognize revenues from commissions on services, and delivery and handling revenues related to merchandise sold, at the point of sale as we are not the primary obligor with respect to such services and have no future obligations for future performance.    Commissions earned on services, and delivery and handling revenues, are presented net of related costs because we are acting as an agent in arranging the services for the customer and do not control the services being rendered.

The Company accepts Transform Holdco (Sears Holdings prior to February 11, 2019) gift cards as tender for purchases and is reimbursed weekly by Transform Holdco for gift cards tendered.

Refund Liability and Right of Return Asset

Fiscal 2018. Revenues from merchandise sales and services are reported net of estimated returns and allowances and exclude sales taxes. The typical return period is 30 days. The refund liability for returns is calculated as a percentage of sales based on historical return percentages and recognized at the transaction price as a reduction of revenues. The refund liability was $1.5 million at February 2, 2019. We also recognize a return asset, and corresponding adjustment to cost of sales, for our right to recover the goods returned by the customer, measured at the former carrying amount of the goods, less any expected recovery cost. The right of return asset was $0.6 million at February 2, 2019.

At each financial reporting date, we assess our estimates of expected returns, refund liabilities, and return assets.

Reserve for Sales Returns and Allowances

Fiscal 2017. Revenues from merchandise sales and services are reported net of estimated returns and allowances and exclude sales taxes. The refund liability for returns and allowances, including the impact to gross profit, is calculated as a percentage of sales based on historical return percentages. Estimated returns are recorded as a reduction of sales and cost of sales. The reserve for returns and allowances was $0.5 million at February 3, 2018.

Cost of Sales and Occupancy

Cost of sales and occupancy is comprised principally of merchandise costs, warehousing and distribution (including receiving and store delivery) costs, retail store occupancy costs, home services and installation costs, warranty cost, royalties payable to Transform Holdco related to our sale of products branded with one of the KENMORE®, CRAFTSMAN®, and DIEHARD® marks (the “KCD Marks”), customer shipping and handling costs, vendor allowances, markdowns, and physical inventory losses. The KCD Marks are owned by, or licensed to, subsidiaries of Transform Holdco.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

Selling and Administrative Expenses

Selling and administrative expenses are comprised principally of franchisee commissions, payroll and benefits costs for retail and support employees, advertising, pre-opening costs, and other administrative expenses.

Franchisee Commissions

In accordance with our agreements with our franchisees, we pay commissions to our franchisees on the net sales of merchandise and extended-service plans. In addition, each franchisee can earn marketing support, home improvement referrals, rent support, and other items. Commission costs are expensed as incurred and reflected within selling and administrative expenses. Commission costs were $6.4 million and $22.2 million in fiscal years 2018 and 2017, respectively. Commission costs vary based on factors including store count, number of dealer and franchise locations, sales mix, sales volume, and commission rates.

Pre-Opening Costs

Pre-opening and start-up activity costs are expensed in the period in which they occur.

Advertising Costs

Advertising costs are expensed as incurred, generally the first time the advertising occurs, and were $14.6 million and $17.0 million for 2018 and 2017, respectively. These costs are included within selling and administrative expenses in the accompanying Combined Statements of Operations.

Income Taxes

We provide deferred income tax assets and liabilities based on the estimated future tax effects of differences between the financial and tax basis of assets and liabilities based on currently enacted tax laws. The tax balances and income tax expense recognized by us are based on management’s interpretation of the tax laws of multiple jurisdictions. Income tax expense also reflects our best estimates and assumptions regarding, among other things, the level of future taxable income, tax planning, and any valuation allowance. For the year ended February 2, 2019, a valuation allowance of $37.0 million has been recorded for the full amount of the net deferred tax assets. In the future, we may record additional net deferred tax assets; and if future utilization of deferred tax assets is uncertain, we may record additional valuation allowance against such deferred tax assets. In evaluating our ability to recover our deferred tax assets within the jurisdiction from which they arise, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and results of recent operations. In projecting future taxable income, we begin with historical results and incorporate assumptions including the amount of future federal, state and foreign pre-tax operating income (loss), the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income.

Tax benefits are recognized when they are more-likely-than-not to be sustained upon examination. The amount recognized is measured as the largest amount of benefit that is more-likely-than-not of being recognized upon settlement. We will be subject to periodic audits by the Internal Revenue Service (“IRS”) and other state local and foreign taxing authorities. Theses audits may challenge certain of the Company’s tax positions such as the timing and amount of income and deductions and the allocation of taxable income to various tax jurisdictions. We evaluate our tax positions and establish liabilities in accordance with the applicable guidance on uncertainty in income taxes. These tax uncertainties are reviewed as facts and circumstances change and are adjusted accordingly. This requires significant management judgment in estimating final outcomes. Actual results could materially differ from these estimates and could significantly affect the effective tax rate and cash flows in future years. Interest and penalties are classified as income tax expense in the Combined Statements of Operations.

Prior to the 2012 Separation, our taxable income was included in the consolidated federal, state and foreign income tax returns of Sears Holdings or its affiliates. Income taxes in these combined financial statements have been recognized on a separate return basis. Under a Tax Sharing Agreement between the Company and Transform Holdco (the “Tax Sharing Agreement”), Transform Holdco is responsible for any federal, state or foreign income tax liability relating to tax periods ending on or before the 2012 Separation; and the Company is responsible for any federal, state or foreign tax liability relating to tax periods ending after the 2012 Separation.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

Fair Value of Financial Instruments

We determine the fair value of financial instruments in accordance with standards pertaining to fair value measurements. Such standards define fair value and establish a framework for measuring fair value under U.S. GAAP. Under fair value measurement accounting standards, fair value is considered to be the exchange price in an orderly transaction between market participants to sell an asset or transfer a liability at the measurement date. We report the fair value of financial assets and liabilities based on the fair value hierarchy prescribed by accounting standards for fair value measurements, which prioritizes the inputs to valuation techniques used to measure fair value into three levels, as follows:

Level 1 inputs—unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access. An active market for the asset or liability is one in which transactions for the asset or liability occurs with sufficient frequency and volume to provide ongoing pricing information.

Level 2 inputs—inputs other than quoted market prices included in Level 1 that are observable, either directly or indirectly, for the asset or liability. Level 2 inputs include, but are not limited to, quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable for the asset or liability, such as interest-rate curves and yield curves observable at commonly quoted intervals, volatilities, credit risks, and default rates.

Level 3 inputs—unobservable inputs for the asset or liability.

Cash and cash equivalents, accounts payable, accrued expenses (Level 1), and accounts and franchisee notes receivable are reflected in the balance sheets at cost, which approximates fair value due to the short-term nature of these instruments. The carrying value of long-term notes receivable approximates fair value.

We may be required, on a nonrecurring basis, to adjust the carrying value of the Company’s long-lived assets. When necessary, these valuations are determined by the Company using Level 3 inputs. These assets are subject to fair value adjustments in certain circumstances as when there is evidence that impairment may exist. As disclosed in Note 1, the Company recorded impairment charges of $1.1 million and $0.0 million on its property and equipment in fiscal years 2018 and 2017, respectively. The Company utilized Level 3 inputs to measure the fair value of property and equipment, and intangible assets.

Recently Issued Accounting Pronouncements

ASU 2016-02 “Leases (Topic 842)”

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842)”, which establishes a right-of-use model and requires an entity that is a lessee to recognize the right-of-use assets and liabilities arising from leases on the balance sheet. ASU No. 2016-02 also requires disclosures about the amount, timing, and uncertainty of cash flows arising from leases. Leases will be classified as finance or operating, with classification affecting both the pattern and classification of expense recognition in the statements of earnings. This guidance was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842; and ASU No. 2018-11, Targeted Improvements. ASU No. 2016-02 and subsequent updates require a modified retrospective transition, with the cumulative effect of transition, including initial recognition of lease assets and liabilities for existing operating leases, as of (i) the effective date or (ii) the beginning of the earliest comparative period presented. These updates also provide a number of practical expedients for implementation which we are applying, as discussed below.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

Our leases primarily consist of retail space and distribution centers. We completed our initial assessment of the standard as well as implementation of our leasing software, including data upload, and are continuing to finalize our calculations, including validation procedures. We continue establishing new processes and internal controls required to comply with the new lease accounting and disclosure requirements set by the new standard.

On February 3, 2019, we adopted ASU 2016-02. We are using the package of practical expedients that allows companies to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases, and (3) initial direct costs for any expired or existing leases. We have made accounting policy elections to treat the lease and non-lease components of leases as a single lease component and to exempt leases with an initial term of twelve months or less from balance sheet recognition. Consequently, short-term leases are expensed over the lease term. We did not elect to adopt the hindsight practical expedient and, therefore, will maintain the lease terms previously determined under ASC 840.

The most significant and material impact of adoption was the recognition of right-of-use (“ROU”) assets and lease liabilities on our balance sheet for operating leases. As a result of adopting Topic 842 in our 2019 fiscal year, we recognized an operating ROU asset and lease liability of $116.0 million and $116.4 million, respectively. Existing prepaid rent, accrued rent, and deferred rent were recorded as an offset to our gross operating lease right of use assets. The standard did not have a material impact on our results of operations or cash flows.

Recently Adopted Accounting Pronouncements

ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC”) 605, “Revenue Recognition”. Several additional ASUs have subsequently been issued amending and clarifying the standard. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides a five-step process to achieve that core principle and to determine when and how revenue is recognized. The updates may be applied retrospectively for each period presented or as a cumulative-effect adjustment at the date of adoption.

We adopted this standard on February 4, 2018, using the modified retrospective approach. The impact of the adoption of ASU 2014-09 on our combined financial statements is as follows:

•

Our revenue is primarily generated from the sales of merchandise to customers through the retail, e-commerce or wholesale channels. Our performance obligations underlying such sales, and the timing of revenue recognition related thereto, remain substantially unchanged following the adoption of this ASU.

•

The adoption of ASU No. 2014-09 requires that we recognize our sales return allowance on a gross basis rather than as a net liability. As such, we now recognize (i) a return asset for the right to recover the goods returned by the customer, measured at the former carrying amount of the goods, less any expected recovery costs (recorded as an increase to prepaid expenses and other current assets), (ii) a return liability for the amount of expected returns (recorded as an increase to other current liabilities), and (iii) deferred revenue for commissions earned on extended protection agreements (recorded as an increase to other current liabilities).

We have made accounting policy elections to (1) exclude from the measurement of transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by us from a customer (sales tax, value added tax, etc.) and (2) account for shipping and handling activities performed after a customer obtains control of the good as activities to fulfill the promise to transfer the good.

We applied ASU No. 2014-09 only to contracts that were not completed prior to fiscal year 2018. The cumulative effect of applying ASU No. 2014-09 was immaterial. The comparative prior period information continues to be reported under the accounting standards in effect during those periods.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

NOTE 2—NET SALES

During fiscal year 2018, approximately 98% of our net sales were generated in the United States.

Net sales of merchandise and services were as follows:

	Fiscal years ended
In thousands	February 2, 2019	February 3, 2018
Merchandise	$453,217	$497,143
Services	35,424	40,197
Other	6,633	6,516

Net sales	$495,274	$543,856

NOTE 3—ACCOUNTS AND FRANCHISEE RECEIVABLES AND OTHER ASSETS

Accounts and franchisee receivables and other assets consist of the following:

In thousands	February 2, 2019	February 3, 2018
Short-term franchisee receivables	$393	$698
Miscellaneous receivables	2,027	1,117
Long-term franchisee receivables	930	5,786
Other assets	458	420
Allowance for losses on short-term franchisee receivables	(394)	(340)
Allowance for losses on long-term franchisee receivables	(930)	(2,752)

Net accounts and franchisee receivables and other assets	$2,484	$4,929

NOTE 4—ALLOWANCE FOR LOSSES ON FRANCHISEE RECEIVABLES

The allowance for losses on franchisee receivables consists of the following:

	Fiscal Years Ended
In thousands	February 2, 2019	February 3, 2018
Allowance for losses on franchisee receivables, beginning of period	$3,092	$4,299
Provisions during the period	2,839	7,561
Write off of franchisee receivables	(4,607)	(8,768)

Allowance for losses on franchisee receivables, end of period	$1,324	$3,092

On November 2, 2018, the Company and a franchisee entered into a transaction consisting of agreements that terminated all of the franchisee’s franchise agreements and sublease arrangements for 5 franchised locations. The agreements provided that the franchisee transferred ownership of all assets, management of stores, and certain rights to property leases. The assets the Company purchased included all store furniture, fixtures, and equipment. As of the transaction date, the franchisee was the obligor on promissory notes to the Company with a total carrying value, net of reserves, of $2.7 million. As part of the transaction, the Company waived the remaining unpaid principal on these promissory notes. During fiscal year 2018, the Company recognized a loss of $2.7 million on the transaction.

On June 7, 2017, the Company and a franchisee entered into a transaction consisting of agreements that terminated all of the franchisee’s franchise agreements and sublease arrangements for 14 franchised locations (except with respect to one location as to which the Company would either assume the lease or enter into a lease directly with the landlord). The agreements provided that the franchisee transferred ownership of all assets, management of stores, and certain rights to property leases (in one instance

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

pursuant to an occupancy agreement). The assets the Company purchased included all store furniture, fixtures, and equipment. As of the transaction date, the franchisee was the obligor on promissory notes to the Company with a total carrying value, net of reserves, of $5.5 million. As part of the transaction, the Company waived the remaining unpaid principal on these promissory notes and received a new promissory note from the franchisee in the amount of $1.5 million, which is payable in installments through December 11, 2022. During fiscal year 2017, the Company recognized a loss of $5.5 million on the transaction.

NOTE 5—OTHER CURRENT AND LONG-TERM LIABILITIES

Other current and long-term liabilities consist of the following:

In thousands	February 2, 2019	February 3, 2018
Customer deposits	$1,533	$1,226
Sales and other taxes	4,927	5,338
Accrued expenses	11,751	4,701
Payroll and related items	7,593	5,585
Store closing and severance costs	213	3,180

Total other current and long-term liabilities	$26,017	$20,030

NOTE 6—INCOME TAXES

The Company is included in the Parent’s federal, state and local income tax returns and in its own Puerto Rico partnership return with its corresponding pass through taxable income included in the Parent’s Puerto Rico corporate income tax return. For purposes of these carve-out financial statements, income taxes related to the Company have been presented as if it were a separate taxpayer. Under this approach, the Company determines its current tax liability, deferred tax assets and liabilities and related tax expense as if it were filing separate tax returns in each tax jurisdiction.

Income tax expense in the carve-out statement of operations represents the sum of current tax and deferred tax. Income taxes are presented on a separate tax return basis as if the Company were a standalone entity. The financial statement presentation assumes that in the event a tax attribute was utilized on a combined return of the Parent, the Company has not realized the benefits of the tax attribute unless it could realize the benefit as a standalone taxpayer. Likewise, in the event the Company could utilize a tax attribute on a standalone basis, the Company has realized the benefits of the tax attribute even though it may not have been utilized on the Parent’s combined return.

Tax attributes such as net operating loss carryovers have been recognized by the Parent and by the Company. Because the Company is part of the same legal entity that generated many of these tax attributes, the Parent has estimated the amount of certain attributes attributable to the Company. These attributes, although disclosed herein, may not be transferred in certain transactions.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

The provisions for income tax expense for fiscal years 2018 and 2017 consist of the following:

	Fiscal Years Ended
In thousands	February 2, 2019	February 3, 2018
Loss before income taxes:
U.S.	$(267)	$(49,727)
Foreign	(2,534)	(617)

Total	$(2,801)	$(50,344)

Income tax expense (benefit):
Current:
Federal	$—	$—
State	98	84
Foreign	165	(47)

Total	263	37
Deferred:
Federal	—	(145)

Total	—	(145)

Income tax expense (benefit)	$263	$(108)

The provisions for income taxes for financial reporting purposes is different from the tax provision computed by applying the statutory federal tax rate. The reconciliation of the tax rate follows:

	Fiscal Years Ended
	February 2, 2019	February 3, 2018
Federal tax rate	21.0%	33.7%
State income tax (net of federal benefit)	(2.8)%	(0.1)%
Federal tax rate change	—%	(23.8)%
Valuation allowance	(21.2)%	(9.6)%
Foreign taxes	(6.0)%	0.1%
Other	(0.5)%	(0.1)%

Effective tax rate	(9.5)%	0.2%

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

The major components of the deferred tax assets and liabilities as of February 2, 2019 and February 3, 2018 are as follows:

	Fiscal Year Ended
In thousands	February 2, 2019	February 3, 2018
Deferred tax assets
Bad debts	$355	$785
Inventory	4,081	2,556
Deferred compensation	1,201	442
Net operating loss	21,950	21,187
Property	1,763	2,201
Royalty-free license	5,168	5,796
Other	3,028	3,771

Subtotal deferred tax assets	37,546	36,738
Valuation allowance	(37,023)	(36,291)

Total deferred tax assets	523	447

Deferred tax liabilities
Other	(523)	(447)

Total deferred tax liabilities	(523)	(447)

Net deferred tax assets	$—	$—

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act made broad and complex changes to the U.S. tax code that affected our fiscal year ended February

3, 2018, including, but not limited to, (1) reducing the U.S. federal corporate tax rate, (2) eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized, and (3) various other miscellaneous changes that were effective in fiscal 2017. The Tax Act reduced the federal corporate tax rate to 21% in the fiscal year ended February 3, 2018. Based on Section 15 of the Internal Revenue Code, our fiscal year ended February 3, 2018 had a blended corporate tax rate of 33.7%, which is based on the applicable tax rates before and after the Tax Act and the number of days in the year.

The Tax Act also established new tax rules that affect fiscal 2018, including, but not limited to, (1) reduction of the U.S. federal corporate tax rate; (2) the elimination of corporate AMT; (3) a new limitation on deductible interest expense; (4) limitations on the deductibility of certain executive compensation; (5) limitations on the use of foreign tax credits to reduce the U.S. income tax liability; and (6) limitations on net operating losses (“NOL”s) generated in tax years beginning after December 31, 2017, to 80% of taxable income.

The SEC staff issued Staff Accounting Bulletin (“SAB”) No. 118 (“SAB 118”), which provides guidance on accounting for the tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740, “Income Taxes”. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Tax Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the Tax Act.

In connection with our initial analysis of the impact of the Tax Act, we have recorded a discrete net tax benefit of $0.1 million in the period ended February 3, 2018. This net tax benefit consisted of a reduction in the valuation allowance by $0.1 million as a result of the elimination of the AMT credit as a deferred tax asset and corresponding establishment of a long-term receivable.

All accounting for the Tax Act is complete.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

The Tax Act reduces the corporate rate to 21%, effective January 1, 2018. Our net deferred tax assets (“DTA”) and deferred tax liabilities (“DTL”) decreased by $12.0 million with a corresponding net adjustment to the valuation allowance for the year ended February 3, 2018. A deferred tax benefit of $0.1 million was recorded in the period ended February 3, 2018 as a result of a reduction in the valuation allowance due to the elimination of the AMT credit as a deferred tax asset and corresponding establishment of a long-term receivable. During fiscal 2018, the balance of the receivable was increased $0.1million due to an IRS adjustment and related payment of additional AMT associated with a recently completed IRS exam and $0.1 million of the receivable was reclassed to a current asset reflecting the portion expected to be received within 12 months.

We account for income taxes in accordance with accounting standards for such taxes, which require that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the financial reporting and tax bases of recorded assets and liabilities. Accounting standards also require that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. In performing the assessment for 2017 and 2018, a significant piece of negative evidence evaluated was the cumulative loss incurred over each of the three-year periods ended February 3, 2018 and February 2, 2019. The loss was evaluated as book loss adjusted for non-deductible and non-recurring items such as sale of property, store closing costs, franchise income/expense and software expenses. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth.

On the basis of this analysis and significant negative objective evidence, management has determined a full valuation allowance is still necessary for each of the years ended February 3, 2018 and February 2, 2019. The valuation allowance increased by $0.7 million for the current year which was offset by the corresponding increase in net DTA. As of February 2, 2019, a valuation allowance of $37.0 million is recorded for the full amount of the net deferred tax assets. Changes in the valuation allowance are recorded as a non-cash charge for increases or credit for decreases to income tax expense or benefit. A valuation allowance release resulted in a tax benefit of $0.1 million in the year ended February 3, 2018 due to the elimination of the AMT DTA and corresponding establishment of a long-term receivable.

At the end of 2018 and 2017, we had federal NOL carryforwards of $86.8 million and $83.4 million, respectively, which will expire between 2036 and 2038 though the 2018 NOL has an indefinite life. At the end of 2018 and 2017, we had state NOL carryforwards of $4.7 million and $4.6 million, respectively, which will expire between 2019 and 2039 though some of the 2018 state NOLs have an indefinite life. We have credit carryforwards of $0.2 million which will expire between 2023 and 2039.

The operations of the Company are included in the SHO’s federal, state and city income tax returns in the United States and foreign tax returns in Puerto Rico as well as its own partnership return in Puerto Rico. SHO was also a part of the Sears Holdings combined state returns for the years ended February 2, 2013 and February 1, 2014. SHO has completed its federal audit for the tax return ended January 30, 2016 and all matters have been resolved. Currently, SHO is under audit for one separate state returns for fiscal years 2013 through 2016.

NOTE 7—RELATED PARTY AGREEMENTS AND TRANSACTIONS

As the Company is a carve-out business of SHO, SHO and its subsidiaries would be considered related parties to the Company. As discussed in Note 1, SHO provides certain buying, distribution and administrative services to the Company on a centralized basis including finance, legal, information technology, human resources, corporate services and other overhead functions. If not billed directly to the Company, these costs are allocated to the Company to approximate the Company’s proportionate share of such costs and expenses. Allocated costs and expenses include shared occupancy space, interest expense, corporate payroll, business process outsourcing, and liability insurance. The Company is charged for purchases of merchandise made from SHO.

Employees of the Company participate in benefit plans that are sponsored by SHO. See Note 10 – Defined Contribution Plan for more information. SHO also provides stock-based compensation for management of the Company.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

Transactions with Parent for the years ended February 3, 2019 and February 2, 2018 consist of the following:

In thousands	February 2, 2019	February 3, 2018
Net Commissions from Transform Holdco	$18,629	$22,562
Purchases from Transform Holdco related to cost of sales and occupancy	83,039	106,169
Services from Transform Holdco included in selling and administrative	13,812	19,890
Cost of sales and occupancy cost allocations from Parent	27	(32)
Selling and administrative cost allocations from Parent	14,815	7,812
Interest expense allocation from Parent	6,054	2,508

The Company depends on SHO to provide key products and services to the Company and SHO depends on Transform Holdco (Sears Holdings prior to Transform Holdco acquiring most of the operating assets and assuming the related operative agreements and obligations of Sears Holdings from bankruptcy in mid-February 2019) for most of its key products and services. As of February 2, 2019 and February 3, 2018, the Company recorded $2.8 million and $4.2 million of payable to related party representing an allocation of the Company’s portion of the amount owed by SHO to Transform Holdco (Sears Holdings from bankruptcy in mid-February 2019).

NOTE 8—STORE CLOSING CHARGES

Accelerated Closed Store Charges

Our Parent completed steps to reduce costs, make the best use of capital, and improve our profitability by closing, or seeking the closure of under-performing stores.

In accordance with accounting standards governing costs associated with exit or disposal activities, expenses related to future rent payments for which we no longer expect to receive any economic benefit are accrued when we cease to use the leased space and have been reduced for estimated sublease income.

Accelerated (prior to lease expiration) store closure costs for the fiscal years ended February 2, 2019 and February 3, 2018, respectively, were as follows:

In thousands	Lease Termination Costs (1)	Inventory Related (1)	Impairment and Accelerated Depreciation (2)	Other Charges (3)	Total Store Closing Costs
Fiscal years ended February 2, 2019	$(406)	$—	$83	$45	$(278)
Fiscal years ended February 3, 2018	7,148	409	979	168	8,704

(1)

Recorded within cost of sales and occupancy in the Combined Statements of Operations. Lease termination costs are net of estimated sublease income, and include the reversal of closed store reserves when a lease agreement is terminated for an amount less than the remaining reserve established for the store.

(2)	Recorded within depreciation and amortization in the Combined Statements of Operations.
(3)	Recorded within selling and administrative in the Combined Statements of Operations.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

Closed Store Reserves

The store closing reserves included within other current liabilities in the Balance Sheets, consists of the following:

In thousands	February 2, 2019	February 3, 2018
Store closing and severance costs reserve, beginning of period	$3,180	$634
Store closing (recovery) costs	(361)	7,725
Payments/utilization	(2,606)	(5,179)

Store closing and severance costs reserve, end of period	$213	$3,180

NOTE 9—SALE OF ASSETS

On August 10, 2018, we completed the sale of a property in Newington, Connecticut. The sale price of the property was $2.8 million net of closing costs, and we recorded a gain on the sale of approximately $1.4 million when the sale was completed in accordance with the terms and conditions of the Purchase and Sale Agreement. We did not sell any owned property in fiscal year 2017.

NOTE 10 — DEFINED CONTRIBUTION PLAN

Our Parent sponsors a Sears Hometown and Outlet Stores, Inc, 401(k) savings plan for employees meeting service eligibility requirements which offers a discretionary matching contribution. In fiscal years ended February 2, 2019 and February 3, 2018, the Company incurred expenses for the retirement savings plan in the amount of $0.6 million and $0.5 million, respectively. The expense was allocated to the Company consistent with the allocations discussed in Note 7—Related Party Agreements and Transactions.

NOTE 11—COMMITMENTS AND CONTINGENCIES

We are subject to various legal and governmental proceedings arising out of the ordinary course of business, the outcome of which, individually and in the aggregate, in the opinion of management, would not have a material adverse effect on our business, financial position, or results of operations, or cash flows.

NOTE 12 — SUBSEQUENT EVENTS

On October 23, 2019, SHO completed the sale of the Company, including substantially all of the assets and liabilities comprising SOS, to Franchise Group Newco S, LLC (the “Purchaser”), an indirect subsidiary of Franchise Group, LLC (formerly known as Liberty Tax, Inc.), pursuant to an Equity and Asset Purchase Agreement, dated as of August 27, 2019. Pursuant to the terms of the Purchase Agreement, the Purchaser paid SHO an aggregate purchase price, after giving effect to a customary working capital adjustment, of $119,960,000 in cash, and in addition reimbursed SHO for certain costs it incurred in connection with the sale of the Company and certain employee payments and insurance costs incurred by SHO in connection with the Merger.